UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2007

Mirant Corporation

(Exact name of registrant as specified in charter)

Delaware	001-16107	58-2056305
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1155 Perimeter Center West, Suite 100, Atlanta, Georgia	30338
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 579-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.  Entry into a Material Definitive Agreement

On April 17, 2007, Mirant International Investments, Inc. (“Seller”), an indirect wholly-owned subsidiary of Mirant Corporation (the “Corporation”), entered into a definitive purchase and sale agreement (the “Purchase Agreement”) which provides for the sale of all of Seller’s capital stock in Mirant Caribbean Holdings, Ltd. (“MCH”), an indirect wholly-owned subsidiary of the Corporation, to Marubeni Caribbean Power Holdings, Inc. (“Buyer”), a subsidiary of Marubeni Corporation (the “Transaction”).  The aggregate purchase price for the Transaction is $1.082 billion, which includes estimated working capital.  After the payment at closing of related debt of approximately $350 million, power purchase obligations of approximately $153 million and transaction costs estimated at $14 million, the net proceeds to the Corporation are expected to be $565 million.

In connection with the Transaction, the Corporation has agreed to provide a guaranty of the payment obligations of the Seller (the “Parent Guaranty”).

The preceding description of the Purchase Agreement and the Parent Guaranty does not purport to be a complete description and is qualified in its entirety by reference to the full text of such agreements.  A copy of the Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.   A copy of the Parent Guaranty is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Transaction is expected to close by mid-2007 after satisfaction of various conditions to closing.  The transaction is conditioned upon, among other things, customary regulatory approval.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1	Purchase and Sale Agreement, dated as of April 17, 2007, by and among Seller and Buyer

10.1	Parent Guaranty, dated as of April 17, 2007, by the Corporation, to and in favor of Buyer

99.1	Press Release, dated April 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 18, 2007

Mirant Corporation

/s/ Thomas Legro
Thomas Legro
Senior Vice President and Controller
(Principal Accounting Officer)